                                                             EXHIBIT 11

                                                      SEATTLE FILMWORKS, INC.
                                                 COMPUTATION OF EARNINGS PER SHARE
                                                                    Third Quarter Ended             Nine Months Ended
                                                                  June 24,       June 25,         June 24,       June 25,
                                                                    1995           1994             1995           1994
===========================================================================================================================

COMPUTATION OF PRIMARY EARNINGS PER SHARE
- -----------------------------------------


Weighted average shares outstanding                              7,082,125      7,739,730          7,052,445     7,714,830

Net effect of dilutive stock options based on the
  treasury stock method using average market price                 688,433        626,487            666,522       598,464
                                                               -----------    -----------        -----------   -----------


Total shares and equivalents                                     7,770,558      8,366,217          7,718,967     8,313,294
                                                               ===========    ===========        ===========     =========

Net income                                                     $ 1,512,619    $ 1,176,097        $ 2,506,801    $1,998,190
                                                               ===========    ===========        ===========    ==========

PRIMARY EARNINGS PER SHARE                                     $       .19    $       .14        $       .32   $       .24
                                                               ===========    ===========        ===========   ===========




COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE:
- ------------------------------------------------


Weighted average shares outstanding                              7,082,125      7,739,730          7,052,445     7,714,830

Net effect of dilutive stock options based on the
  treasury stock method using the higher of quarter-end
  market price or average market price                             709,544        626,487            722,792       622,305
                                                               -----------    -----------        -----------   -----------


Total shares and equivalents                                     7,791,669      8,366,217          7,775,237     8,337,135
                                                               ===========    ===========        ===========   ===========

Net income                                                     $ 1,512,619    $ 1,176,097        $ 2,506,801   $1,998,190
                                                               ===========    ===========        ===========   ==========

FULLY DILUTED EARNINGS PER SHARE                               $       .19    $       .14        $       .32   $       .24
                                                               ===========    ===========        ===========   ===========

Note - All share data has been retroactively restated to reflect a three-for-two stock split effected in the form of a stock dividend on March 15, 1995.

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